Exhibit 10.1

GENAERA CORPORATION

5110 Campus Drive

Plymouth Meeting, PA 19462

November 29, 2007

John L. Armstrong, Jr.

8 Amberfield Lane

Hockessin Chase

Hockessin, DE 19707

Dear Jack:

For and in consideration of the mutual promises contained herein and other good and valuable consideration and intending to be legally bound, we have agreed to amend in its entirety the second paragraph of your letter agreement dated October 21, 2003, as amended by letter agreement dated November 29, 2005 and by letter agreement dated July 6, 2006, between you and Genaera Corporation as follows:

If (i) your employment is terminated without “Cause,” as defined in Section 2.4 of the Genaera Corporation 2004 Stock Based Incentive Compensation Plan, except that clause (iv) of such Section shall not apply to the definition of “Cause” as used in this letter agreement, or (ii) you terminate your employment at any time with Good Reason (as defined below), (a) you will receive your monthly base salary for twelve (12) months following the date of termination, (b) all of your outstanding unvested options to purchase, or awards to acquire, securities of Genaera Corporation shall vest as of the date of termination and (c) all of your outstanding options to purchase, or awards to acquire, securities of Genaera Corporation shall remain exercisable for the shorter of five (5) years following the date of termination or the original term of such option to purchase, or award to acquire, securities of Genaera Corporation.

All the terms and conditions of this letter agreement shall be binding upon and inure to the benefit and be enforceable by the respective heirs, representative heirs, representative, successors (including any successor as a result of a merger or similar reorganization) and assigns of the parties hereto, except that your duties and responsibilities hereunder are of a personal nature and shall not be assignable in whole or in part by you. All terms of the letter agreement dated October 21, 2003, as amended by letter agreement dated November 29, 2005 and by letter agreement dated July 6, 2006, between you and Genaera Corporation not amended by this letter agreement shall remain in full force and effect.

Please indicate your agreement with the terms of this letter agreement by your signature below.

Sincerely,

/s/ R. Frank Ecock
R. Frank Ecock
Chair, Compensation Committee

Agreed to and Accepted:

/s/ John L. Armstrong, Jr.
John L. Armstrong, Jr.